MuniYield Michigan Insured Fund II, Inc.

File No. 811-6501

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

The following individuals were elected officers of the Investment Adviser to the Registrant and are subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  Form 3’s should have been filed on behalf of Messrs. Miller, Salerno, Winters and Haber on August 18, 2002 and on behalf of Mr. Bentley on

August 30, 2002.  Late filings were executed on October 25, 2002.

William Bentley

Senior Vice President

Jerry Miller

Senior Vice President

Frank Salerno

Senior Vice President

Charles Winters

Senior Vice President

Lawrence Haber

Chief Financial Officer